Exhibit 99.1

Media contact:
Karla Olsen,
senior manager, media
relations
Phone: 888.613.0003
FAX: 316.261.6769
karla_olsen@wr.com
Investor contact:
Bruce Burns,
director, investor relations
Phone: 785.575.8227
bruce_burns@wr.com

WESTAR ENERGY COMPLETES DEBT REFINANCINGS

TOPEKA, Kan., June 17, 2004 — Westar Energy, Inc. (NYSE: WR) today announced that it has recently completed more than $600 million of debt refinancing transactions. On June 10, Westar Energy issued Pollution Control Bonds to refinance $58.3 million of its 6% Pollution Control Bonds due 2033 and its wholly-owned subsidiary, Kansas Gas and Electric, issued Pollution Control Bonds to refinance $327.5 million of its 7% Pollution Control Bonds due 2031. Both Westar Energy and Kansas Gas and Electric conduct business using the name Westar Energy.

Additionally, on June 17, Westar Energy issued $250 million of 6.0% First Mortgage Bonds due 2014 and intends to use the proceeds to retire $100 million principal amount of its 7.65% First Mortgage Bonds due 2023 and $125 million principal amount of its 8.5% First Mortgage Bonds due 2022. The remainder of the proceeds from the First Mortgage Bond offering will be used for general corporate purposes.

The company indicated that these refinancings will reduce its interest costs. Interest savings will vary over the term of the newly issued Pollution Control Bonds as portions of these bonds were issued under variable interest rate structures.

Westar Energy completes debt refinanings, page 2

Westar Energy, Inc. is Kansas’ largest electric energy provider, serving more than 647,000 customers. Westar Energy employs about 2,000 people. The company has total assets of approximately $5.3 billion. Westar Energy has nearly 6,000 megawatts of electric generation capacity and operates and coordinates more than 34,000 miles of electric distribution and transmission lines.

For more information about Westar Energy, visit us on the Internet at http://www.wr.com.

Forward-looking statements: Certain matters discussed in this news release are “forward-looking statements.” The Private Securities Litigation Reform Act of 1995 has established that these statements qualify for safe harbors from liability. Forward-looking statements may include words like we “believe,” “anticipate,” “target,” “expect,” “pro forma,” “estimate,” “intend” or words of similar meaning. Forward-looking statements describe our future plans, objectives, expectations or goals. Any forward-looking statement speaks only as of the date such statement was made, and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement was made except as required by applicable laws or regulations. All forward-looking statements are qualified by the risks described in Westar Energy, Inc.’s Form 10-K, as amended, for year-end 2003.